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Exhibit 99.1

SEALY LAUNCHES OFFERING OF NOTES

        HIGH POINT, N.C., March 17, 2004. Sealy Corporation announced today that its direct subsidiary, Sealy Mattress Company, has launched an offer of Senior Subordinated Notes, which it expects will yield gross proceeds of approximately $490 million. The notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The proceeds from the offering will be used to finance in part certain repayments of indebtedness in connection with the previously announced transaction whereby affiliates of Kohlberg Kravis Roberts & Co. will acquire approximately 92% of Sealy Corporation.

        The notes will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

        This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as "expect," "believe," "continue," and "grow," as well as similar comments, are forward-looking in nature. Although Sealy Corporation believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from Sealy Corporation's expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to Sealy Corporation's Securities and Exchange Commission filings for further information.

Contact: Mark Boehmer
               336-861-3500

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  Exhibit 99.1
SEALY LAUNCHES OFFERING OF NOTES